Filed Pursuant to Rule 424(b)(3)
Registration No. 333-86972

[Specialty Trust, Inc. Letterhead]

Secured Investment Notes
October 20, 2003

TERM	RATE

6 MONTHS	4.00%

9 MONTHS	4.75%

1 YEAR	6.00%

2 YEAR	6.50%

5 YEAR	7.50%

Our Secured Investment Notes are available from 2 month up to 5 year terms and are priced by us each month to achieve for investors higher yields than bank CDs with similar terms or bank money market accounts in our market area.

•	Notes are issued the 20th of every month in a limited supply with a minimum investment of $25,000.

•	Specialty Trust Collateralized Investment Notes are primarily collateralized by mortgage loans with a principal balance of 150% of secured notes. The collateral is held by an independent, third party trustee, Deutsche Bank National Trust Company, one of Wall Street’s most respected institutions.

•	Accrued interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

Contact
Stacy Asteriadis
(775) 826-0809 or (877) 826-0809
stacy@specialtyfi.com

The prospectus dated August 7, 2003, should be read in its entirety by anyone considering an investment in the Collateralized Investment Notes being offered by Specialty Trust, Inc.
Consider carefully the risk factors beginning on page 13 of the prospectus.

The investments referred to above are not insured or guaranteed by any governmental agency. Offers of these Notes are made by prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disproved these securities or determined if the prospectus or prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.
Available only to residents of Nevada, California and Colorado

Supplement dated September 22, 2003
to the Prospectus dated August 7, 2003